Exhibit 99.1

Spansion Seeks Approval from Lenders to Use $85 Million of Cash to

Purchase Shares Held in Claims Reserve

Updated Third Quarter Outlook

SUNNYVALE, Calif October 13, 2010 – Spansion Inc. (NYSE: CODE), today announced it is seeking approval from its lenders to use up to $85 million in cash to purchase a portion of its shares that, pursuant to Spansion’s chapter 11 plan of reorganization, are currently being held in reserve for certain disputed claims. Such a purchase of shares may require bankruptcy court approval.

The company also updated its third quarter outlook. Spansion expects U.S. GAAP net sales between $300 and $310 million, non-GAAP adjusted net sales between $310 and $320 million, GAAP loss per diluted share between ($0.90) to ($1.15) and non-GAAP adjusted earnings per diluted share between $0.60 to $0.70. The cash balance as of September 26, 2010 is expected to be approximately $330 million.

	Previously Disclosed Outlook for Q3 2010	Updated Outlook for Q3 2010
US GAAP net sales	$285 - $300 million	$300 - $310 million
Non-GAAP adjusted net sales	$300 - $320 million	$310 - $320 million
GAAP loss per diluted share	($0.66) – ($0.91)	($0.90) – ($1.15)
Non-GAAP adjusted earnings per diluted share	$0.40 - $.0.60	$0.60 - $0.70

Spansion will announce third quarter results on October 26 at 1:30 p.m. PDT / 4:30 p.m. EDT. A live webcast of the conference call can be accessed through the investor relations section of Spansion’s website at http://investor.spansion.com

Dial-in: 1-866-543-6403 (US), 1-617-213-8896 (international), Passcode: 68484998.

An audio replay will be available within two hours of the call and may be accessed via dial-in at 1-888-286-8010, international 1-617-801-6888 with the Passcode of 37158275 or by webcast on the investor relations section of Spansion’s website at http://www.spansion.com.

Cautionary Statement

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements. The risks and uncertainties include the company’s ability to: manage costs; achieve adequate liquidity; execute on its new strategic focus; reach a sustainable business model; survive as a stand-alone entity; reach operational efficiency; and reach and sustain profitability. Additional risks related to the company’s recent emergence from bankruptcy include: the company’s ability to transfer wafer production capacity to another location or to a third-party foundry, or to find alternative methods of distributing and selling its products in the event that Spansion Japan is not successful or has difficulties as a reorganized company; any negative impacts on the company’s business, results of operations, financial position or cash management arrangements; the negative impact on relationships with employees, customers, suppliers and contract manufacturers and other stakeholders; and the failure of the company to successfully implement the plan of reorganization. In addition, the instability of the global economy and tight credit markets could continue to adversely impact the company’s business in several respects, including adversely impacting credit quality and insolvency risk of the company and its customers and business partners, including suppliers and distributors; bookings; and reductions and deferrals of demand for Spansion products. The company urges investors to review in detail the risks and uncertainties discussed in the company’s Securities and Exchange Commission filings, including but not limited to the company’s most recent Annual Report on Form 10-K for fiscal 2009 and Quarterly Reports on Form 10-Q. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Spansion

Spansion’s (NYSE: CODE) technology is at the heart of electronics systems, powering everything from the internet of today to the smart grid of tomorrow, positively impacting people’s daily lives at work and play. Spansion’s broad Flash memory product portfolio, smart innovation and industry leading service and support are enabling customers to achieve greater efficiency and success in their target markets. For more information, visit http://www.spansion.com.

Spansion(R), the Spansion logo, MirrorBit(R), and combinations thereof, are trademarks and registered trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

Press Contact:

Michele Landry

Spansion Inc.

+1.408.616.3817

Michele.landry@spansion.com

Investor Relations:

Randy Furr

Spansion Inc.

+1.408.616.3682

Shubham Maheshwari

Spansion Inc.

+1.408.616.3677

shubham.maheshwari@spansion.com